Exhibit 10.38

December 27, 2019

Matthew K. Harbaugh

Dear Matt,

NuVasive, Inc. (NuVasive or the Company) is pleased to confirm our verbal offer for the full time, exempt position of Executive Vice President, Chief Financial Officer. In this role, you will report to me, and your start date will be January 1, 2020. This offer and your at-will employment relationship with NuVasive will be subject to the terms and conditions of this letter agreement and the plan documents and agreements referenced herein.

Your initial base salary will be $525,000 (USD, annually), less applicable taxes and other withholdings, and paid in accordance with NuVasive’s normal payroll practices. Your next salary review will be in Q1 2021.  The base salary shall not be reduced, except in circumstances in which salary reductions are applied generally and uniformly to members of senior management of the Company.

You will participate in the Company’s annual bonus plan beginning in 2020. You will participate in the 2020 Corporate Discretionary Bonus Plan at an annual target bonus opportunity of 90% of your base salary. This bonus requires that you be employed in good standing on the payout date (which is generally the first week of March, in the following year). The actual incentive bonus earned will be based on a combination of Company goals and individual goals and will be earned according to the terms and conditions of the plan.

Subject to approval by NuVasive’s Board of Directors or its delegate, you will be granted a one-time long-term incentive (LTI) award comprised of restricted stock units (RSUs) with a grant face value of USD $100,000 which cliff vest after three years. The number of RSUs granted will be determined by dividing the grant face value by NuVasive’s closing stock price on the date of grant, which is anticipated to be January 2, 2020.

Additionally, we expect to provide you with a 2020 annual LTI award that has a grant face value of USD $1,600,000, which is expected to be made in March 2020.  This award is expected to be comprised of RSUs, performance stock units and performance cash awards, consistent with the annual LTI awards for other Company executives, and subject to cliff vesting on the third anniversary of the date of grant.  The value and form of award is subject to approval by NuVasive’s Board of Directors or its delegate and will be governed by the terms of the applicable grant agreements(s).  You will be eligible to receive long-term incentive awards in future years as determined by NuVasive’s Board of Directors or its delegate pursuant to the annual review of compensation of the Company’s senior executive officer

NuVasive will provide relocation assistance to assist in your move from St. Louis, Missouri and will be managed by the Company’s preferred vendor.  A summary of core relocation benefits can be found in the accompanying NuVasive Shareowner Guide to Relocation.  In addition to the core relocation benefits, NuVasive will also provide you with the following flexible relocation benefits, which are also summarized in the accompanying amendments to NuVasive’s Relocation Policy.

Home Finding Trip for Shareowner and Spouse (3 days / 2 nights)
Home Sale Closing Assistance
New Home Closing Costs equal to 2% of mortgage/loan, up to maximum $2,000,000 mortgage/loan value
Additional Miscellaneous Move allowance of $1,500
Shipment of one additional vehicle
Storage of Household Goods for 60 days
Rental Finding Fees / Lease Breakage

In addition, NuVasive will provide up to 9 months air/temporary housing assistance in San Diego, California as part of your relocation benefit to assist with your onboarding.  The aggregate value of your relocation benefit will be subject to the Benefits Repayment Obligation, as outlined below.

The Benefits Repayment Obligation means that, if within 24 months of your start date, you (a) voluntarily terminate your employment for any reason other than for “Good Reason” or (b) are terminated by the Company for “Cause” you will be required to repay to NuVasive the full gross amount of all relocation and temporary housing payments and benefits received, which amount will be due and payable in full on the effective date of your termination of employment. For purposes of the Benefits Repayment Obligation, the terms “Cause” and “Good Reason” shall have the same meaning as defined in the attached Change in Control Agreement referred to below.

NuVasive provides an excellent benefits package. You will be eligible for medical, dental, life insurance, 401(k), and time off benefits. You will automatically be enrolled in the NuVasive 401(k) Plan with a pre-tax contribution of 3% of your eligible pay. If you do not wish to contribute to the 401(k) Plan, you must change your contribution rate to 0% once you receive your enrollment materials.

Also, you will be eligible for NuVasive’s executive benefits package, which currently includes an annual executive physical, executive financial planning and eligibility to participate in a deferred compensation plan. You will also be eligible for benefits under the NuVasive Executive Severance Plan, in accordance with the terms thereof.  In addition, the Company will enter into its standard form of Indemnification Agreement with you. Further, provided you execute the Company’s form of Proprietary Information, Inventions Assignment, and Restrictive Covenant Agreement (PIIA), the Company will enter into its standard form of Change in Control Agreement with you.

As a Shareowner (employee) of the Company, you will be required to comply with all Company policies and procedures.  You will also be subject to NuVasive’s stock ownership guidelines, which require that you acquire and maintain ownership of NuVasive stock with a value equal to two times (2x) your base salary within five years, subject to and in accordance with the terms of the guidelines.

All compensation, benefits and employer policies and programs will be administered in accordance with NuVasive policies, plans and procedures, which may include waiting periods and other eligibility requirements to participate. NuVasive reserves the right to change or eliminate these policies and programs at any time during the course of your employment, without notice.

Your employment with the Company will not be for any specific term and may be terminated by you or by the Company at any time, with or without cause and with or without notice. The at-will nature of your employment described in the forgoing sentence shall constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which either you or the Company may terminate your at-will employment relationship.

It is the parties' intent (as well as a condition of employment) that you abide by all enforceable post-employment restrictive covenants between you and your former employers, including any non-solicitation and/or non-compete provisions. Further, you agree that during the course of performing your duties on behalf of NuVasive, you will not use or disclose to NuVasive any confidential or proprietary information that may belong to others.

We are looking forward to having you join the NuVasive team!

Sincerely,

/s/ Chris Barry

Chris Barry

Chief Executive Officer

I have read this letter agreement in its entirety and agree with the terms and conditions of employment.  I understand and agree that my employment with NuVasive is at-will as set forth in this letter agreement

12/27/2019 /s/ Matthew K. Harbaugh

Dated: Matthew K. Harbaugh